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                                                                   EXHIBIT 10.54

                             DISTRIBUTION AGREEMENT


           This Distribution Agreement (hereinafter referred to as the "Agreement") is made and entered into as of this 26th day of January 1999, between Altera Corporation, having its principal place of business at 101 Innovation Drive, San Jose, California 95134 (hereinafter referred to as "Altera") and Wyle Electronics Incorporated, having its principal place of business at 15370 Barrranca Parkway, Irvine, CA 92618, (hereinafter referred to as "Distributor").

           WITNESSETH:

           WHEREAS, Altera is the owner, manufacturer, and developer of certain Products defined below, and

           WHEREAS, Distributor wishes to be appointed as a non-exclusive distributor of the Products under the terms and conditions of this Agreement;

           NOW THEREFORE, the parties agree as follows:

1.    DEFINITIONS

      1.1 "Products" or "Product" means semiconductor components, programming hardware, Software Products, and related materials that may be offered for sale by Altera in the ordinary course of business and that have not been excluded from the definition of Products by written notice from Altera to Distributor.

      1.2 "Sale" or "Purchase" shall also be understood to mean "License".

      1.3 "Software Products" means software development tools for programmable logic design, simulation, testing, and for programming as offered for license by Altera in the ordinary course of business.

      1.4 "Territory" means the following geographic area: The United States.

      1.5 "Trademarks" means (i) both the name "Altera" and the corresponding stylized mark and logotype; and (ii) the trademarks, tradenames, and service marks of the Products and the respective stylized marks and logotypes for such trademarks, tradenames, and service marks.

2.    APPOINTMENT

      Altera hereby appoints Distributor and Distributor hereby accepts the appointment, as a non-exclusive Distributor of the Products within the Territory.


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3.    DISTRIBUTOR RESPONSIBILITIES

      3.1 Promotion and Sales Efforts. Distributor shall use its reasonable best efforts to:

           (a) Promote the sales of and distribute Products within the Territory. Distributor shall not solicit sales of Products outside the Territory.

           (b) Obtain directly from Altera and authorized Altera distributors 100% of its requirements of Altera products.

           (c) Make full use of all promotional material supplied by Altera.

           (d) Maintain the total dollar value of inventory of Products at Distributor equal to or greater than two months of resales.

           (e) Maintain inventories of a broad selection of Products, especially newly introduced Products, sufficient to satisfy the needs of large and small customers in a timely manner.

           (f) Provide and maintain adequate sales facilities and sales and support personnel in accordance with reasonable standards that from time to time are established by Altera and that are reasonably agreed to by Distributor.

           (g) Provide and maintain Product programming facilities, equipment, and personnel in accordance with reasonable standards that from time to time are established by Altera and that are reasonably agreed to by Distributor.

           (h) Make available sales, engineering, and support personnel to attend Altera sponsored training.

           (i) Keep Altera informed of industry trends and competitive conditions that may affect the sale of Altera Products.

           (j) Adhere to operational policies and procedures that Altera will publish and provide to Distributor (and revise from time to time), including the Distributor Policies and Procedures Manual, in order to fulfill the provisions of this Agreement, to facilitate Altera's business with Distributors, and promote sales to customers. In the event of any inconsistency between such published operational policies and the provisions of this Agreement, the provisions of this Agreement shall govern.

      3.2 Monthly Reporting Responsibilities. On or before the expiration of five (5) working days after the end of each month, Distributor shall provide a confidential report to Altera containing the following information as well as any other information reasonably requested by Altera from time to time:

           (a) a sales report which contains the names of purchasers, locations, part numbers, quantity and Dollar value of Products sold in each such month; the part numbers, quantity

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      and dollar value of any Products returned to Distributor by customers; and
      any ship from stock and debit ("SSD") numbers; and

           (b) an inventory report which contains a listing by part number and quantity of all Products in stock as of the end of such month.

      This monthly reporting is to be in the form of direct data transmission or magnetic media in standard computer readable format.

      3.3  Mutual Covenants.

           (a) The Parties agree to conduct business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of one another. However, nothing in this paragraph shall obligate Altera to grant Distributor any preferential treatment over other distributors in the Territory.

           (b) Neither party shall engage in deceptive, misleading, or unethical practices that are or might be detrimental to the other party, the Products, or the public, including, but not limited to, disparagement of the other party or the Products and use of misleading advertising.

           (c) Neither party shall make false or misleading representations with regard to the other party and will make no representations to customers or to the trade with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature distributed by Altera.

      3.4 Distributor's Financial Condition. Distributor is in satisfactory financial condition, solvent and able to pay its bills when due. Altera will have the right to establish credit limits and other financial requirements as a condition of Distributor's right to place orders with Altera and shall also have the right in its reasonable discretion to change such credit limits and financial requirements at any time. In connection with any decision by Altera to establish a credit limit for Distributor, Distributor will furnish such financial reports and other financial data as Altera may reasonably request as necessary to determine Distributor's financial condition.

      3.5 Compliance With Law. Each party will comply with all applicable international, transnational, national, regional, and local laws and regulations in performing its duties under this Agreement and in any dealings with respect to Products.

      3.6 Compliance With Export Administration Laws. In recognition of U.S. and non-U.S. export control laws and regulations, each party agrees to obtain any necessary export license or other documentation prior to exportation of any Product, or technical data acquired from Altera under this Agreement. Accordingly, neither party shall knowingly sell, export, re-export, transfer, divert or otherwise dispose of any such Product or technical data directly or indirectly to any person, firm or entity, or country or countries, prohibited by the laws or regulations of the United States or any other country. Further, Distributor shall use its

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      reasonable best efforts to notify any person, firm or entity obtaining such products or technical data from Distributor of the need to comply with such laws and regulations.

4.    ALTERA'S RESPONSIBILITY

      Altera will furnish Distributor without charge a reasonable supply of Altera's current list of published suggested prices, sales literature, books, catalogs, etc. as Altera may prepare for distribution, and shall also provide Distributor with such technical and sales assistance as may be necessary to assist Distributor in effectively carrying out its obligations under this Agreement. Altera reserves the right to sell directly to any and all customers.

5.    ORDER PROCEDURE

      5.1 Orders. Distributor will place individual orders for the Products from time to time during the term of this Agreement either by means of electronic data transmission or in written form. This Agreement shall govern to the extent that any terms in this Agreement are inconsistent with the terms of any agreement between Altera and Distributor relating to electronic data transmission. Each order placed by Distributor will contain the following minimum information: (i) identification of each Product ordered by Product number, quantity, and price; (ii) shipping instructions and destination; and (iii) a requested delivery date for each Product.

      5.2 Acceptance by Altera. All orders for the Products by Distributor shall be subject to acceptance by Altera and shall not be binding until the earlier of such acceptance or shipment, and, in the case of acceptance by shipment, only as to the portion of the order actually shipped. Altera shall use its reasonable best efforts in completing any open portion of a partial shipment of an order. Altera has the right to refuse to accept, for any reason, any order placed by Distributor. Altera shall use its reasonable best efforts to accept any order for non-custom Products within ten (10) days of its receipt.

      5.3 Controlling Terms. The terms of this Agreement will apply to each order accepted or shipped by Altera under this Agreement. In the event that any terms or conditions of sale contained in any communication between Distributor and Altera contradict or are inconsistent with anything contained in this Agreement, the terms and conditions of this Agreement shall prevail. Altera's acceptance of any order from Distributor under this Agreement is conditioned on Distributor agreeing that the terms of this Agreement shall prevail over any additional or inconsistent terms communicated by Distributor to Altera in any form whatsoever.

      5.4 Quantity. All component orders of custom Products only are subject to an overrun or underrun of five percent (5%) of the quantity ordered which shall constitute fulfillment of the order by Altera.

      5.5 Change Orders and Cancellation by Distributor.

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           (a) Standard Products: All orders submitted by Distributor and accepted by Altera are firm commitments by Distributor to buy Altera Products. Distributor will notify Altera in a timely manner of its desire to change any order. Altera shall have the right to deny any change order request submitted by Distributor within ninety (90) days of the current factory scheduled shipment date. However, within the period from thirty
      (30) to ninety (90) days of the current factory scheduled shipment date, Altera will use its best efforts to accommodate reasonable requests for changes. Within the period from zero (0) to thirty (30) days of current factory scheduled shipment date, Altera will accept change orders only in extraordinary circumstances; Altera's shall have the sole right to determine what circumstances are extraordinary. Altera's acceptance of any change order request within 30 days of current factory scheduled shipment shall not obligate Altera to accept future change order requests submitted within 30 days of shipment. On an ongoing and regular basis, Distributor will use its best efforts to reconcile its own records of orders on Altera with Altera's records of order backlog.

           (b) Custom Products: From time to time, Distributor may place orders on Altera for Custom Product. (Custom Product is defined as Product that is not listed in Altera's published distributor price list and/or that requires special processing by Altera.) Once accepted by Altera, orders for Custom Product may not be changed in any way without prior approval of Altera. As a pre-condition to approving a request to change an order for Custom Product, Altera may require Distributor to compensate Altera for any costs incurred by Altera as a result of the change order.

      5.6 Cancellation by Altera. Altera reserves the right to cancel any orders placed by Distributor and accepted by Altera as set forth above, or to refuse or delay shipment thereof, if:

           (a) Distributor fails to make any payment as provided in this Agreement or under the terms of payment set forth in any invoice or otherwise agreed to by Altera and Distributor;

           (b) Distributor fails to meet reasonable credit or financial requirements established by Altera, including any limitations on allowable credit;

           (c) Distributor otherwise fails to comply with the terms and conditions of this Agreement;

           (d) this Agreement is terminated and the scheduled delivery would take place after the Agreement's termination date; or

           (e) circumstances beyond Altera's control prevent it from shipping any order by the requested delivery date.

           Altera also reserves the right to discontinue the manufacture or distribution of any or all of the Products at any time, and to cancel any orders for such discontinued Products without liability of any kind to Distributor or to any other person except as expressly set forth herein. No such discontinuation will be deemed a termination (unless Altera so advises Distributor)

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      or breach of this Agreement by Altera. Altera will provide Distributor with notice of product discontinuances in accordance with ISO Standards Book, 01P-01454-01, as amended or updated.

6.    PAYMENT

      6.1 Terms and Interest. Payment shall be made according to the terms specified in writing by Altera. Interest shall be payable at the rate of one-and-one-half percent (1.5%) per month or at the maximum rate permitted by law, whichever is less, on all overdue and unpaid invoices. Altera has the right to invoice Distributor for any unauthorized discounts or deductions taken by Distributor, and Distributor shall make payment on such invoices net thirty (30) days.

      6.2 Method of Payment. Distributor shall make payment in Dollars as designated by Altera or in such other method as agreed to by the parties in writing.

      6.3 Taxes, Tariffs, and Fees. Unless otherwise agreed in writing by Altera, all prices quoted by Altera for the Products do not include any national, state, or local sales, use, value added or other taxes, customs duties, or similar tariffs and fees. Distributor shall be responsible and liable for the payment of any taxes, customs duties, or other government fees and tariffs applicable to the Products, except for taxes based on Altera's net income, unless Distributor has provided Altera with an exemption resale certificate in the appropriate form for the jurisdiction to which the Products are to be directly shipped. Distributor agrees to indemnify Altera for any claim for taxes, customs duties, or other government fees and tariffs applicable to the Products that may be levied on Altera.

7.    SHIPMENT AND RISK OF LOSS

      7.1 Shipment. Orders issued by the Distributor will specify requested shipment dates. Distributor will select the mode of shipment and the carrier. Altera will pay for packing costs. Distributor will be responsible for and pay all charges for shipping, freight, and any insurance requested by Distributor, which charges Altera may require Distributor to pay in advance.

      7.2 Delays in Shipment. Altera will use commercially reasonable efforts to ship products to arrive by any requested delivery dates quoted or acknowledged. However, Altera will not be liable for any delay in shipment or delay in performance under this Agreement due to unforeseen circumstances or due to causes beyond its control including but not limited to, acts of nature, acts of government, labor disputes, delays in transportation, and delays in delivery or inability to deliver by Altera's suppliers.

      7.3 Risk of Loss. All risk of loss of, or damage to, the Products will pass to Distributor, or to such financing institution or other party or parties as may have been designated to Altera by Distributor, upon delivery by Altera to the carrier, freight forwarder or Distributor, whichever first occurs. Distributor will bear the risk of loss or damage in transit.


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8.    PRICES

      8.1 Altera's Prices. Distributor shall purchase products at Altera's prices as are in effect at the time the order is received from the Distributor.

      8.2 Price Changes: From time to time, Altera may decide to change the prices for the Products.

           (a) Price decreases: In the event of a price decrease by Altera, Altera will invoice Distributor at the lower price for all orders placed by Distributor that have not been delivered as of the effective date of the price decrease.

           (b) Price increases: In the event of a price increase, Altera will announce to Distributor its intention to raise prices at least 30 days before the effective date of such a price increase. All orders on Altera's backlog as of the announcement of the price increase and scheduled for delivery by Altera within 30 days of announcement shall be shipped at the price that was effective before the price increase. All other orders shall ship at the new, increased price. Distributor shall have the right to cancel (within ten days of the announcement of a price increase) any orders for Product for which Altera has announced a price increase.

      8.3 Credit for Inventory Invoiced at Higher Price. In the event of a price decrease, Altera shall issue a credit to Distributor in the amount of the price decrease for all unsold Products then stocked by the Distributor provided that Distributor satisfies the terms and conditions specified in subparagraph 8.4 and 8.5(b) and (c).

      8.4 Record Keeping for Price Decrease Credits. As a condition of Altera issuing Distributor a credit pursuant to subparagraph 8.3, Altera must receive an inventory report from Distributor no later than thirty (30) days after the effective date of the price decrease. No credit will be due Distributor if Distributor fails to furnish such inventory report within the thirty-day period. Altera shall have the right to audit the information provided in this report against the previous inventory reports and subsequent resale reports. Altera may conduct such audit upon reasonable notice during normal business hours at the Distributor's place of business by, among other things, reviewing the Distributor's applicable books and records. Upon verification of Distributor's claim for credit, Altera shall issue a credit to Distributor's account.

      8.5  Procedure for Submitting Claims for Credit.

           (a) Distributor must submit its claims for the following types of credits within sixty days of the following:

                  (i) Price Discrepancies: the date of any invoice that contains a price discrepancy; or


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                  (ii) SSD (ship from stock debit): sales out date.

      Altera will not honor any claims for credit submitted after the sixty-day period.

           (b) All claims for credit must specify the invoice number(s) to which the claim applies.

           (c) If Altera provided Distributor with a discount on its regular prices at the time that Altera invoiced Distributor for the Products that are the subject of a claim for credit, Altera shall subtract from the credit the proportional amount of the prior discount.

9.    STOCK ROTATION AND RETURNS

      9.1 Return of Products. If Altera determines in accordance with its Stock Rotation Policy that Distributor's inventory is overstocked with certain Products, Distributor may return such Products to Altera pursuant to subparagraph 9.2. Products that are obsolete or discontinued may be returned pursuant to subparagraph 9.3 of this Agreement. Returns of Products that are permitted in connection with the termination of this Agreement are subject to paragraph 15. All returns require a Return Material Authorization ("RMA").

           Distributor shall bear all risk of loss or damage during shipment of returned Products and shall ship returned Products in accordance with Altera's reasonable instructions.

             Altera will credit distributor's account in the amount of the net price paid by Distributor for the returned Products after Altera receives the Products and verifies their quantity and quality. All returned Products must be unused, undamaged, and in sealed, factory-shipped boxes. Distributor may not take any deductions from payments due to Altera before Altera has issued a credit to Distributor; Altera will charge interest at the rate of one-and-one-half percent (1.5%) per month or at the maximum rate permitted by law, whichever is less, from the date that Distributor makes any unauthorized deductions.

      9.2 Procedure for Stock Rotations. At regular six-month intervals, Altera will accept a Stock Rotation return from Distributor for the purpose of clearing Distributor's inventory of Product that in Distributor's good faith judgment is unlikely to be sold. Under this provision, Distributor may return to Altera Product valued at up to 5% of Altera's net billings to Distributor for the six months prior to the Stock Rotation. As a precondition for accepting a Stock Rotation, Altera may require that Distributor take delivery from Altera of Product of value equal to or less than the value of the Product returned.

           9.3 Obsolete and Discontinued Products. Altera may render obsolete or discontinue the manufacture and/or sale of any Product ("Discontinued Product") and shall notify Distributor of any Discontinued Product. Distributor shall have the right to return Discontinued Product to Altera. Within thirty (30) days of the last date that orders will be accepted, Distributor shall notify Altera of Distributor's intention to return any Discontinued Product in its inventory which were purchased by Distributor from Altera.

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      9.4 Administrative Procedures for Returns. Product returns to Altera pursuant to subparagraphs 9.2, 9.3, and 15.5(c) as well as any other Product returns to Altera are subject to the following provisions:

           (a) Distributor must request and receive from Altera a Return Material Authorization number for each return prior to shipping Product to Altera. Altera will not unreasonably withhold return Material Authorizations.

           (b) Altera retains the right to review all line items prior to return and approve or deny any item requested for return by Distributor. Altera will establish and publish reasonable requirements not inconsistent with the terms hereof for the approval of return line items, and for the handling and packaging of Product to be returned, in order to protect the quality of Altera Products and minimize the administrative expenses to both parties associated with returns.

           (c) Return Material Authorization numbers are valid for 60 days from the date of issuance to Distributor. If Distributor fails to return the Products within that 60-day period, Altera shall not be obligated to accept the Products or to credit Distributor's account for the Products.

      9.5 Defective Products. Defective or non-conforming Products shall be subject to the warranty provision of paragraph 10 of this Agreement.

10.   WARRANTIES

      10.1 Altera's Warranties to Distributor.

           (a) Semiconductor Products and Other Hardware Products. Altera warrants that the Products (other than Software Products) (hereinafter referred to as "Semiconductor Products") covered by this Agreement shall be free from defects in materials and workmanship and shall conform to Altera's published specifications for a period of up to one year from the date of shipment to Distributor's customer but in no event longer than two years from the date of shipment by Altera to Distributor. The foregoing warranty does not apply to any Semiconductor Products that (i) have not been stored, handled, or maintained in accordance with Altera's published quality standards and procedures, including those set out in the Distributor Policies and Procedures Manual, or (ii) have not been programmed in accordance with Altera's published programming standards and procedures, including those set out in the Distributor Policies and Procedures Manual, or (iii) have otherwise been subject to misuse, including static discharge, neglect, accident or modification or (iv) have been soldered or altered and are not capable of being tested by Altera under its normal test conditions. Altera's sole obligation to Distributor for Semiconductor Products failing to meet this warranty shall be to replace the defective or non-conforming Semiconductor Products. This obligation is conditioned on all of the following: (1) Distributor or Distributor's customer providing Altera with written notice of any nonconformity or defect within the applicable warranty period, and (2) Distributor or Distributor's customer returning the non-conforming or defective Semiconductor Product to Altera within 30 days of receiving Altera's written notification to do so, and (3) Altera determining that the Semiconductor Product is non-conforming or

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      defective, and (4) Altera determining that this warranty applies to the
      Semiconductor Product. Any replacement of a Semiconductor Product by Altera shall carry only the unexpired term of the original warranty.

           (b) Software Products. Altera warrants that Software Products covered by this Agreement, when properly installed and used, will perform substantially in accordance with Altera's current Software Products documentation for a period of up to ninety (90) days from the date of shipment to Distributor's customer but in no event longer than one year from the date of shipment to Distributor. Altera warrants the diskette(s) on which Software Products are furnished to be free from defects in materials and workmanship under normal use for a period of up to ninety
      (90) days from the date of shipment to Distributor's customer but in no event longer than one year from the date of shipment to Distributor. The foregoing warranty does not apply to any Software Products that have been damaged as a result of accident, abuse, misuse, neglect, or modification.

      During the warranty period, (1) Altera will replace any Software Product or diskette not meeting the foregoing warranty and which is returned to Altera; or (2) if Altera is unable to deliver a replacement Software Product which performs substantially in accordance with current Software Product documentation or a diskette which is free of defects in materials or workmanship, Distributor may return the Software Product for a credit in the amount paid by Distributor. Any replacement Programs or diskettes will be warranted for the remainder of the original warranty period or thirty (30) days, whichever is longer.

           (c) THE WARRANTIES CONTAINED IN PARAGRAPH 10 OF THIS AGREEMENT ARE THE ONLY WARRANTIES MADE BY ALTERA WITH RESPECT TO THE PRODUCTS. EXCEPT AS PROVIDED IN PARAGRAPH 10, ALTERA MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. THE WARRANTIES PROVIDED IN PARAGRAPH 10 MAY BE MODIFIED OR AMENDED BY ALTERA ONLY BY WRITTEN INSTRUMENT SIGNED BY A DULY AUTHORIZED AGENT OF ALTERA.

      10.2 Distributor Shall Make No Inconsistent Warranties. Distributor shall make no representation, guarantee or warranty on Altera's behalf to Distributor's customers with respect to the Products that is inconsistent with the above warranties.

11.   ALTERA'S INTELLECTUAL PROPERTY RIGHTS

      11.1 Trademark Use During Agreement. During the term of this Agreement, Distributor is authorized by Altera to use the Trademarks in connection with Distributor's advertisement, promotion, and distribution of the Products. Distributor shall use the Trademarks only in signs and printed material furnished or approved in writing by an authorized representative of Altera. Distributor shall not use the Trademarks, or any part thereof, separately or in combination, as a part of or in connection with its firm, trade, or corporate name. Distributor's use of the Trademarks will be in accordance with Altera's policies in effect

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      from time to time, including but not limited to trademark usage and co-operative advertising policies.

      11.2 Copyright, Patent, and Trademark Notices. As both a covenant by Distributor and a condition of Altera's sale or license of the Products to Distributor, Distributor will include on each copy of the Products that it distributes, and on all containers and storage media, all copyright, patent, trademark, and other notices of proprietary rights included by Altera on the Products. Distributor agrees not to alter, erase, deface, or overprint any such notice on anything provided by Altera.

      11.3 No Distributor Rights in Altera Intellectual Property Rights. Distributor has paid no consideration for the use of Altera's copyrights, patents, trademarks, or trade secrets and nothing contained in this Agreement shall give Distributor any interest in any of them. Distributor acknowledges that Altera owns or holds a license to all copyrights, patents, trademarks, or trade secrets related to the Products and agrees that it will not knowingly at any time during or after this Agreement assert or claim any interest in or do anything that may adversely affect the validity or enforceability of any copyrights, patents, trademarks, or trade secrets owned by or licensed to Altera (including, without limitation, any act, or assistance to act, which may infringe or lead to the infringement of any copyrights, patents, trademarks, or trade secrets related to the Products). Nothing in this paragraph shall prevent Distributor from challenging the validity of any trademark, copyright, or patent. Distributor agrees not to attach any additional trademarks, logos, or trade names to any Product. Distributor further agrees not to affix any of the Trademarks to any product not manufactured or sold by Altera.

      11.4 No Continuing Rights in Trademarks. Upon expiration or termination of this Agreement, Distributor will immediately cease all display, advertising and use of all Trademarks and will not thereafter use, advertise, or display any name, mark or logo which is, or any part of which is, similar to, or confusing with, any Trademark or other name, mark, logo or designation associated with any Product.

      11.5 Obligation to Protect Proprietary Information. Altera and Distributor have entered into or shall in the future enter into a non-disclosure agreement that shall set forth the parties' obligations to protect proprietary information.

      11.6 Notification of Suspected Infringement. Distributor agrees to notify Altera of any known or suspected infringement of Altera's trademark, trade secret, copyright, and patent rights that comes to Distributor's attention. Distributor also agrees not to induce, encourage, contribute to, or support the infringement of Altera's trademark, trade secret, copyright, and patent rights or the breach of the Altera Program License Agreement by Distributor's customers or other third parties.


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      11.7  Intellectual Property Indemnification.

           (a) Altera shall defend any suit, proceeding, or claim of infringement asserted against Distributor in the Territory insofar as such suit, proceeding, or claim of infringement alleges that any Product manufactured and supplied by Altera to Distributor infringes any duly issued patent, registered trademark, or copyright and Altera shall pay all damages and costs finally awarded therein against Distributor, provided that Altera promptly is informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given authority, information, and assistance (at Altera's expense) necessary to defend or settle said suit or proceeding. Altera shall have the absolute right to control the defense and settlement of any infringement suit or proceeding for which Distributor seeks indemnification under this paragraph. Altera shall not be obligated to defend or be liable for costs and damages if the infringement arises out of (1) Products that are manufactured by Altera in accordance with Distributor's specifications, or (2) the Products being combined with or added to another product, or (3) the Products being modified after delivery to Distributor by Altera (including any programming done by Distributor or Distributor's customer), or (4) from use of the Products, or any part thereof, in the practice of a process. Altera's obligations hereunder shall not apply to any infringement occurring after Distributor has received notice of such suit or proceeding alleging the infringement unless Altera has given written permission for such use by Distributor.

           (b) If any Product manufactured and supplied by Altera to Distributor shall be held by any court in the Territory to infringe any patent, registered trademark, or copyright and Distributor shall be enjoined from using the same, Altera will at its option and at its expense (1) procure for Distributor the right to use such Product free of any liability for infringement or (2) replace such Product with non-infringing substitute Product or (3) refund the purchase price of such Product.

           (c) If the infringement by Distributor is alleged prior to Altera's completion of delivery of the Products, Altera may decline to make further shipments without being in breach of this Agreement.

           (d) If any suit, proceeding, or claim of infringement is asserted against Altera in the Territory based on a claim that the goods manufactured by Altera in compliance with Distributor's specifications and supplied to Distributor directly infringe any duly issued patent, registered trademark, or copyright, then Distributor shall indemnify Altera to the same extent as specified in subparagraph 11.7(a) of this Agreement. However, Distributor shall not be obligated to indemnify Altera for specifications developed solely by Distributor's end customers.

           (e) THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES HERETO FOR PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, IN REGARD THERETO.

12.   SOFTWARE LICENSE

      Altera grants and Distributor accepts a non-exclusive license to use and sublicense Altera Software Products and other copyrighted materials, including but not limited to printed materials, on the following terms (the "License"):

      12.1 The Software Products covered by this Agreement are confidential and proprietary to Altera and its licensors, and Altera and its licensors retain all title, copyright, patent and other proprietary rights to the Software Products and all copies thereof.

      12.2 Distributor may sublicense Altera Software Products to its customers for use in a manner that is not inconsistent with the terms of this Agreement. Any sublicense granted to Distributor's customers must be made subject to the terms of the Altera Program License Agreement. Any attempt by Distributor to sublicense Altera Software Products in contravention of this Agreement shall be null and void.

      12.3 Distributor may use Altera Software Products to perform demonstrations of the use of Altera Products, or to train sales people in the use of Altera Products, or to train customers in the use of Altera Products.

      12.4 Distributor may use Altera Software Products to program other Altera Products for Distributor's customers. Distributor may not use Altera Software Products to program non-Altera Products.

      12.5 Distributor may use a single copy of any Software Product only on a single computer or on a single network of workstations.

      12.6 Distributor may make one copy of any Software Product that it has installed on a single computer or single network of workstations at Distributor's place of business in any computer-readable or printed form for back-up or archival purposes only and subject to the terms of this Paragraph 12.

      12.7 Except to the extent permitted in the preceding subparagraph, Distributor may not copy, modify, revise, alter, reverse engineer, decompile or disassemble any Altera Software Product under any circumstance without the prior written permission of Altera.

      12.8 Distributor agrees that it will not open any sealed Altera Software Products that are intended for sublicensing, nor will it sublicense any unsealed Altera Software Products. Distributor will not transfer, sublicense, or give away any copy of an Altera Software Product that was previously installed on any computer or single network of workstations at Distributor's place of business.

      12.9 The terms of this License shall govern with respect to Distributor's use of Altera Software products in the event that any such terms are inconsistent with or omitted from the Altera Program License Agreement.

13.   CO-OP ADVERTISING AND PROMOTION

      Altera shall establish a fund for payment of advertising, promotion, and Product literature localization costs ("Co-op Fund") in the Territory equal to up to one-half of one percent (1/2%) of the net purchase price of all Products purchased by Distributor during the preceding twelve (12) months. Funds will be accrued on a 12-month rolling basis, and those funds not committed to projects within that period revert to Altera. Specific projects may be proposed by either Altera or Distributor, but only projects that have been approved in writing by Altera will be eligible for payment from the Co-op Fund.

      If advertising and promotion costs for an approved project are incurred by Altera or any of its affiliate companies, Distributor shall reimburse Altera for up to one-half of the cost of such project; the exact amount of such reimbursement shall be mutually agreed upon by the parties prior to implementation of the project. Distributor shall make such payments to such entity as may be designated by Altera in writing for the benefit of Altera. If advertising and promotion costs for approved projects are incurred by Distributor, Altera shall reimburse Distributor for up to one-half (1/2) of such costs. Altera shall finally determine the exact amount of such reimbursement.

14.   ASSIGNMENT

      This Agreement shall not be assignable by either party without the prior written approval of the other party. Except in the case of a corporate reorganization, a change in the persons or entities who control fifty percent (50%) or more of the equity securities or voting interest of a party shall be considered an assignment of that party's rights.

15.   TERM AND TERMINATION

      15.1 Term. This Agreement shall be in force for a period of one (1) year from the date of this Agreement, which is indicated above. Thereafter, this Agreement shall renew automatically for subsequent periods of one (1) year unless notice of termination is served in accordance with subparagraph 15.2 or this Agreement is terminated without notice pursuant to subparagraph 15.3.

      15.2 Termination With Notice. At any time, either party may terminate this Agreement without cause upon providing the other party with ninety (90) days prior written notice.

      15.3 Termination For Cause. The Agreement may be terminated without notice under the following circumstances:

           (a) If either party is or becomes insolvent or admits its inability to pay its debts as they become due, or makes an assignment for the benefit of creditors, or if there are initiated by or against either party proceedings in bankruptcy or under insolvency laws or for reorganization, receivership or dissolution, or if either party ceases to conduct its operations in the normal course of business, the other party shall have the right to terminate this Agreement effective immediately upon giving notice.

           (b) If either party is in breach hereof and does not cure such breach within thirty (30) days of receipt of notice thereof.

      15.4 Waiver of Damages in Event of Termination. The right of termination, as provided herein, is absolute. Both Altera and Distributor have considered the possibility of expenditures necessary in preparing for performance of this Agreement and the possible losses and damage incident to each in the event of termination, and it is understood that neither party shall be liable to the other for damages in any form by reason of the termination of this Agreement at any time, other than as expressively provided in this Agreement.

      15.5  Procedures Upon Termination.

           (a) Unfilled Orders. Upon termination of this Agreement, Altera may, at its option, cancel any or all unfilled orders that were previously accepted by Altera pursuant to subparagraph 5.2. Except in those circumstances governed by subparagraph 5.6 of the Agreement, Altera agrees not to cancel orders which are for Products intended for resale pursuant to firm orders (1) that have been placed by a specific customer with Distributor and are scheduled for delivery within 90 days of the date that notice of termination is given and (2) that Distributor, from among its locations, does not have inventory stock to complete. Distributor shall notify Altera in writing of such firm orders within 30 days of the date that notice of termination is given.

           (b) Promotion. Upon termination of this Agreement, Distributor agrees to discontinue immediately all activities as an Altera Distributor including, without limitation, all use of the Trademarks and all advertising of or reference to Altera Products, except as permitted pursuant to the disposition of inventory of Products pursuant to subparagraph 15.5(c).

           (c) Disposition of Inventory. In the event Altera terminates this Agreement without cause pursuant to subparagraph 15.2 or Distributor terminates on the ground that Altera has breached the Agreement, Altera will repurchase from Distributor at Distributor's option any or all unsold non-discontinued and non-obsolete Products in Distributor's inventory at the net price paid by Distributor. Products returned under this provision are subject to paragraph 9.1. In the event Distributor terminates this Agreement without cause or Altera terminates with cause pursuant to subparagraph 15.3 above, Altera may, at its option, repurchase from Distributor any or all unsold Altera products in Distributor's inventory at the same price as set forth in the sentence immediately preceding less a five (5%) percent handling charge to be deducted by Altera from any credit to be issued to Distributor. The party terminating this Agreement shall pay all transportation charges for Products returned to Altera.

16.   LIMITATION OF LIABILITY AND INDEMNIFICATION

      In no event shall either party be liable to the other party for indirect, special, incidental, or consequential damages as a result of any claim or liability relating to or arising out of this Agreement. Distributor shall indemnify Altera for any claims asserted by any third party arising out of or relating to Distributor's breach of this Agreement, negligence, or wrongful conduct.

17.   RELATIONSHIP OF THE PARTIES

      It is expressly understood and agreed that the relationship between Altera and Distributor under this Agreement is solely that of seller and buyer. Distributor is an independent contractor and is in no way Altera's legal representative or agent. Distributor has no authority to assume or create any obligation on behalf of Altera, express or implied, with respect to Products or otherwise. Nothing contained in this Agreement shall be construed as a limitation or restriction upon Altera in the sale or other disposition of any Product to any person, firm or corporation or in any territory or country.

18.   GOVERNING LAW, CHOICE OF FORUM, ATTORNEYS' FEES

      It is expressly agreed that the validity and construction of this Agreement, and performance hereunder, shall be governed by the laws of the State of California, USA. The parties agree to submit to the jurisdiction of the courts in the State of California for the resolution of any dispute or claim arising out of or relating to this Agreement. The parties hereby agree that the party who does not prevail with respect to any dispute, claim, or controversy relating to this Agreement shall pay the costs actually incurred by the prevailing party, including any attorneys' fees.

19.   WAIVER

      Either party's failure to enforce at any time any of the provisions of this Agreement, or any right with respect thereto, or to exercise any option herein provided, shall in no way be construed to be a waiver of such provisions, rights or options or in any way affect the validity of this Agreement. Either party's exercise of any of its rights hereunder or of any options hereunder under the terms or covenants herein shall not preclude or prejudice either party from thereafter exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by either party.

20.   NOTICE

           All notices required by this Agreement shall be sufficiently given and effective when sent by registered or certified mail, return receipt requested, postage prepaid and addressed to Distributor, attention President, Wyle Electronics Incorporated, Corporate Offices, 15370 Barranca Parkway., Irvine, California 92618, or to Altera Corporation, attention General Counsel, 101 Innovation Drive, San Jose, California 95134-1941, or to such other place or places as the parties hereto may designate in writing. If notice is given in any other manner, it shall be effective when received.

21.   CAPTIONS

      The captions of the sections herein are intended for convenience only, and the same shall not be determined to be interpretive of the content of such section.

22.   SEVERABLITY

      If any provision, or part of a provision of this Agreement is invalidated by operation of law or otherwise, the provision or part will to that extent be deemed omitted and the remainder of this Agreement will remain in full force and effect.

23.   COMPLETE AGREEMENT

      This Agreement supersedes and cancels any previous understanding or agreements, whether written or oral, between the parties relating to the subject matter hereof, including any existing distribution agreement involving Altera semiconductor products. This Agreement supersedes but does not cancel the Demand Creation Agreement between the parties dated April 1, 1998. It expresses the complete and final understanding with respect to the subject matter hereof and may not be changed in any way except by an instrument in writing signed by authorized representatives of both parties.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives and to become effective as of the day and year first written above.

WYLE ELECTRONICS INCORPORATED           ALTERA CORPORATION
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BY:                                     BY:
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(Name):                                 (Name):


TITLE:                                  TITLE:
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DATE:                                   DATE:
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